Rhinebeck Bancorp, Inc. Reports Results for the Quarter and Year  Ended December 31, 2019

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York., February 7, 2020 /PRNewswire/ -- Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended December 31, 2019 of $1.7 million ($0.16 per basic and diluted common share), $542,000, or 45.2%, more than the $1.2 million reported for the comparable prior year period, and $6.0 million ($0.56 per basic and diluted common share) for the year-ended December 31, 2019, which was $1.6 million, or 36.9%, greater than the $4.4 million for last year.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization.  The Company sold 4,787,315 shares of common stock at a price of $10.00 per share, for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC.  The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the three and twelve month periods ended December 31, 2019 and Rhinebeck Bancorp, MHC and the Bank at and for the same periods ended December 31, 2018.

Other financial highlights:

•	Total assets grew $91.5 million, or 10.4%, to $973.9 million at December 31, 2019 from December 31, 2018.

•	Net loans increased a total of $115.1 million, or 17.0%, to $793.5 million at December 31, 2019 from year-end 2018.

•	Total deposit balances were $773.3 million at December 31, 2019, increasing $88.9 million, or 13.0%, from December 31, 2018.

•

Return on average assets was 0.72% for the fourth quarter ended December 31, 2019 compared to 0.56% for the corresponding period of 2018. Return on average assets was 0.65% for the year-ended December 31, 2019 compared to 0.55% for 2018.

•

Return on average equity was 6.32% for the fourth quarter of 2019 compared to 8.31% for the same period of 2018. Return on average equity was 5.73% for the year-ended December 31, 2019 compared to 7.82% for 2018.

•	Our efficiency ratio improved 3.8%, falling to 72.98% for the fourth quarter of 2019 from 75.84% in the same quarter of 2018. Year over year the ratio improved 5.2% falling to 73.73% for 2019.

Michael J. Quinn, President and Chief Executive Officer, said: “In a year that presented a much different interest rate environment than initially expected, we made substantial progress in meeting our growth goals for the Bank while improving our profitability and efficiency.  Our loan growth, deposit growth, and improvement in profitability are the result of great efforts by our staff to execute our strategic plan.”

Income Statement Analysis

Net interest income increased $771,000, or 10.3%, to $8.3 million for the quarter ended December 31, 2019, from $7.5 million for the quarter ended December 31, 2018. Our full year net interest income increased $3.8 million, or 13.5%, over 2018, to $32.2 million. In both comparable periods, interest income increases were mostly driven by increasing originations of higher yielding indirect automobile loans accompanied by additional production of commercial real estate loans. This additional revenue was offset by increases in deposit pricing and borrowing costs that were primarily driven by competitive market forces and the changing interest rate environment.

Our net interest margin declined 15 basis points to 3.65%  compared to the prior year quarter and declined 11 basis points to 3.76%  compared to the prior year.

We recorded a  provision for loan losses of $450,000 for the fourth quarter 2019 and $2.5 million for the 2019 year as compared to $525,000 and $2.1 million, respectively, for the comparable prior year periods. Net charge-offs for the quarter ended December 31, 2019 totaled $2.4 million, and for the year totaled $3.2 million, compared to $189,000 and $911,000, for the respective periods in 2018.  Two larger commercial real estate loans became impaired and were partially charged off in the fourth quarter of 2019.

Non-interest income totaled $1.5 million for the three months ended December 31, 2019; a decrease of $77,000, or 5.0%, from the comparable period in the prior year.  Both service charges on deposit accounts and investment advisory income decreased quarter over quarter but increased year over year. Non-interest income totaled $5.6 million for 2019, an increase of $449,000, or 8.7% from 2018.  A new deposit fee schedule, retail operating improvements and growth in investment advisory income at our Rhinebeck Asset Management (“RAM”) division were primary drivers of this outcome. An other real estate owned write-down that occurred in the first quarter of 2018, of $387,000, also improved the 2019 comparative performance.

For the fourth quarter of 2019, non-interest expenses increased $247,000 to $7.1 million, or 3.6%, over the comparable 2018 period. Salaries and employee benefits increased $97,000, or 2.5%, attributable to annual salary merit increases, production incentives, employee benefit increases and additions to staff.  The growth of other non-interest expense was mainly due to increases in overall processing volumes, the additions of new technologies and equipment, and additional costs related to our new status as a public company.  For the year-ended December 31, 2019, non-interest expenses increased $1.8 million, or 6.9% to $27.9 million, as compared to December 31, 2018.  Year over year, salaries and employee benefits increased $1.5 million, or 10.4%.  In 2019, both comparative periods were positively impacted by a large reduction in our FDIC assessment. Non-recurring expenses in 2018 for additional funds to prepare a foreclosure property for sale and an impairment loss of $95,000 related to RAM goodwill helped improve comparative results in 2019.

Balance Sheet Analysis

Total assets were $973.9 million at December 31, 2019, representing an increase of $91.5 million, or 10.4%, from $882.4 million at December 31, 2018. Cash and due from banks decreased $38.6 million during the year primarily as a result of a return of $41.1 million in unfulfilled stock offering subscriptions in January 2019. The available for sale securities balance increased $13.5 million mostly due to $38.7 million in mortgage-backed securities purchases, $2.3 million in bank subordinated debt purchases, and a $3.0 million reduction in the portfolio’s unrealized loss during the 2019 period, partially offset by sales and calls of $12.0 million and principal payments and maturities of $18.3 million.  Net loans increased $115.1 million, or 17.0%, including an increase of $65.2 million in indirect automobile loan balances due to production of $202.3 million of those loans during 2019.  Commercial real estate balances increased by $45.5 million or 20.4% in 2019.

Past due loans increased $5.2 million, or 41.7%, between December 31, 2018 and December 31, 2019 finishing at 2.2% of total loans, or $17.6 million, increasing from 1.8% at year-end 2018.  During the same timeframe, non-performing assets rose $3.0 million or 40.5%, to $10.3 million. Our reserve as a percentage of total gross loans was 0.75% at December 31, 2019 as compared to 0.98% at December 31, 2018, primarily due to prior year favorable loss experience.

Premises and equipment increases reflect the recent purchase of the building which houses our branch in Goshen, New York for $1.8 million.

During 2019, total liabilities increased $40.9 million, or 5.0%, to $864.1 million mainly due to an $88.9 million, or 13.0%, increase in  deposits, primarily certificates of deposit, and an increase of $34.7 million in Federal Home Loan Bank advances, offset by a $5.0 million line of credit pay-down and the release of $88.9 million in gross subscription offering proceeds in January 2019.

Stockholders' equity increased $50.6 million to $109.9 million at December 31, 2019, primarily due to the net proceeds from the common stock offering of $46.0 million. At December 31, 2019, the Company's ratio of stockholders' equity-to-total assets was 11.3%, compared to 6.7% at December 31, 2018.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate",  "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.  Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Interest and Dividend Income
Interest and fees on loans	$9,979	$8,601	$38,255	$31,314
Interest and dividends on securities	695	593	2,671	2,355
Other income	9	47	60	61
Total interest and dividend income	10,683	9,241	40,986	33,730
Interest Expense
Interest expense on deposits	2,009	1,276	6,989	4,203
Interest expense on borrowings	382	444	1,750	1,117
Total interest expense	2,391	1,720	8,739	5,320
Net interest income	8,292	7,521	32,247	28,410
Provision for loan losses	450	525	2,460	2,100
Net interest income after provision for loan losses	7,842	6,996	29,787	26,310
Noninterest Income
Service charges on deposit accounts	683	776	2,824	2,806
Net realized loss on sales and calls of securities	(29)	—	(69)	(22)
Net gain on sales of loans	252	186	619	621
Increase in cash surrender value of life insurance	98	101	398	401
Write-downs of other real estate owned	—	—	—	(387)
Other real estate owned income	9	10	28	42
Gain on disposal of premises and equipment	—	16	—	16
Investment advisory income	177	252	944	809
Other	284	210	886	895
Total noninterest income	1,474	1,551	5,630	5,181
Noninterest Expense
Salaries and employee benefits	3,961	3,864	15,876	14,384
Occupancy	859	833	3,490	3,405
Data processing	337	311	1,340	1,162
Professional fees	399	298	1,386	933
Marketing	198	192	666	724
FDIC deposit insurance and other insurance	161	237	478	845
Other real estate owned expense	12	2	123	186
Amortization of intangible assets	10	10	42	42
Impairment loss on goodwill	—	—	—	95
Other	1,190	1,133	4,524	4,344
Total noninterest expense	7,127	6,880	27,925	26,120
Income before income taxes	2,189	1,667	7,492	5,371
Provision for income taxes	449	469	1,529	1,014
Net income	$1,740	$1,198	$5,963	$4,357

Earnings per common share:
Basic	$0.16	$—	$0.56	$—
Diluted	$0.16	$—	$0.56	$—

Weighted average shares outstanding, basic	10,715,956	—	10,707,776	—
Weighted average shares outstanding, diluted	10,715,956	—	10,707,776	—

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share and per share data)

	December 31,
	2019	2018
	(unaudited)
Assets
Cash and due from banks	$11,978	$50,590
Available for sale securities (at fair value)	114,832	101,312
Loans receivable (net of allowance for loan losses of $5,954 and $6,646, respectively)	793,471	678,402
Federal Home Loan Bank stock	3,435	1,883
Accrued interest receivable	2,903	2,523
Cash surrender value of life insurance	18,457	18,018
Deferred tax assets (net of valuation allowance of $1,202 and $1,085, respectively)	2,255	2,934
Premises and equipment, net	18,338	17,040
Other real estate owned	1,417	1,685
Goodwill	1,410	1,410
Intangible assets, net	241	284
Other assets	5,209	6,342
Total assets	$973,946	$882,423
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$179,236	$171,829
Interest bearing	594,107	512,589
Total deposits	773,343	684,418

Mortgagors’ escrow accounts	8,106	7,725
Advances from the Federal Home Loan Bank	66,304	31,598
Subordinated debt	5,155	5,155
Other borrowings	—	5,000
Subscription offering proceeds	—	79,142
Accrued expenses and other liabilities	11,156	10,108
Total liabilities	864,064	823,146

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, 0 issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	—
Additional paid-in capital	45,869	100
Unallocated common stock held by the employee stock ownership plan	(4,146)	—
Retained earnings	72,152	66,189
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(195)	(2,576)
Defined benefit pension plan, net of taxes	(3,909)	(4,436)
Total accumulated other comprehensive loss	(4,104)	(7,012)
Total stockholders’ equity	109,882	59,277
Total liabilities and stockholders’ equity	$973,946	$882,423

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios

	Three Months ended		Year ended
	December 30,		December 30,
	2019	2018	2019	2018
Performance Ratios (1):	(unaudited)		(unaudited)

Return on average assets (2)	0.72%	0.56%	0.65%	0.55%
Return on average equity (3)	6.32%	8.31%	5.73%	7.82%
Net interest margin (4)	3.65%	3.80%	3.76%	3.87%
Efficiency ratio (5)	72.98%	75.84%	73.73%	77.76%
Average interest-earning assets to average interest-bearing liabilities	137.49%	134.92%	137.50%	132.42%
Total gross loans to total deposits	102.09%	98.92%	102.09%	98.92%
Average equity to average assets (6)	11.43%	6.80%	11.42%	7.07%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans			0.75%	0.98%
Allowance for loan losses as a percent of non-performing loans			66.74%	117.17%
Net charge-offs to average outstanding loans during the period			0.43%	0.15%
Non-performing loans as a percent of total gross loans			1.13%	0.84%
Non-performing assets as a percent of total assets			1.06%	0.83%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)			12.13%	10.16%
Total capital (to risk-weighted assets)			12.83%	11.07%
Common equity Tier 1 capital (to risk-weighted assets)			12.13%	10.16%
Tier 1 leverage ratio (to average total assets)			10.84%	8.80%

(1)	Performance ratios for the three months ended December 31, 2019 and 2018 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income (Non-GAAP measure).
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com